Exhibit 99.1

RCLC, INC. ANNOUNCES FURTHER EXTENSION OF ASSET PURCHASE AGREEMENT FOR SALE OF RONSON AVIATION AND OF LENDER FORBEARANCE AGREEMENT

Woodbridge, N.J., April 29, 2010– RCLC, Inc. (the “Company”) (OTC: RONC.PK) announced today that the Company, formerly known as Ronson Corporation, has extended the Asset Purchase Agreement (“APA”) dated May 15, 2009, among the Company, Ronson Aviation, Inc. and Hawthorne TTN Holdings, LLC, (“Hawthorne”) to April 30, 2010.  The APA provides for the sale of substantially all of the assets of Ronson Aviation, excluding cash and accounts receivable, to Hawthorne.  The extension amends the APA so that the Company is now able to offer to sell Ronson Aviation to other potential purchasers, and the breakup fee is eliminated if the Company sells Ronson Aviation to a third party after April 30, 2010.  The Company is hopeful that the sale to Hawthorne will ultimately be completed; however, Hawthorne’s financing arrangements have been delayed and Hawthorne is unable to commit to a final closing date.  Therefore, the Company intends to investigate its options, including contacting other potential purchasers.

The Company also announced today that the Company’s primary lender, Wells Fargo Bank, National Association, has further extended its moratorium during which the bank will not assert rights relating to existing events of default through May 5, 2010, or such earlier date permitted under the Company’s agreement with the bank.  Among other reasons, the bank may terminate the moratorium if, in the Lender’s discretion, it determines that the Company is no longer pursuing a liquidity transaction.

Forward-Looking Statements:

This press release contains forward-looking statements based on management’s plans and expectations that are subject to uncertainty.  Forward-looking statements are based on current expectation of future events.  The Company cannot ensure that any forward-looking statements will be accurate.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated.  Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.  The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 636-2430